Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Solexa, Inc for the registration of shares of its common stock and preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 17, 2006, with respect to the consolidated financial statements of Solexa, Inc. as of December 31, 2005 and for the year then ended included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
May 12, 2006